Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,000,000,000

3.750% SENIOR NOTES, DUE JULY 2016

FINAL TERM SHEET

Dated July 7, 2011

Issuer:	Bank of America Corporation
Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)
Title of the Series:	3.750% Senior Notes, due July 2016
Aggregate Principal Amount Initially Being Issued:	$2,000,000,000
Issue Price:	99.806%
Trade Date:	July 7, 2011
Settlement Date:	July 12, 2011 (T+3)
Maturity Date:	July 12, 2016
Ranking:	Senior
Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000
Day Count Fraction:	30/360
Interest Rate:	3.750%
Interest Payment Dates:	January 12 and July 12 of each year, beginning January 12, 2012, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual
Treasury Benchmark:	5 year U.S. Treasury, due June 30, 2016
Treasury Yield:	1.743%
Treasury Benchmark Price:	98-27
Spread to Treasury Benchmark:	+205bps
Reoffer Yield:	3.793%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	Lloyds Securities Inc., Mizuho Securities USA Inc., UBS Securities LLC
Junior Co-Managers:	CastleOak Securities, L.P., Loop Capital Markets LLC
CUSIP:	06051GEK1
ISIN:	US06051GEK13

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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